UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2010

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Polymer Group, Inc. (“PGI” or the “Company”) and Veronica M. Hagen, the Company’s Chief Executive Officer, entered into an employment agreement on March 31, 2010, which will become effective as of April 23, 2010 (the “Agreement”), setting forth the terms of her employment.  Unless earlier terminated in accordance with the provisions thereof, the term of the Agreement is from April 23, 2010 until April 22, 2013.  Ms. Hagen’s current employment agreement, dated April 23, 2007, will terminate in accordance with its terms on April 22, 2010.

Ms. Hagen’s annual base salary will be $765,000, subject to annual review and adjustment by the Board in its discretion.  Ms. Hagen will be eligible to participate in all of PGI’s employee benefit programs for which employees of PGI and its subsidiaries are generally eligible, including health, life, retirement and disability.  Ms. Hagen will also be entitled to the use of an automobile until the expiration of its existing lease term.

Ms. Hagen will be entitled to participate in PGI’s Short-Term Incentive Compensation Plan (the “Bonus Plan”) to the extent that such a plan is implemented for any given year, in the Board’s discretion.  The Bonus Plan will provide for annual target bonuses based on annual performance goals to be mutually agreed upon by the Board and Ms. Hagen.  Such annual target bonuses will be, and may not exceed, 100% of her base salary (the “Bonus Award Target”).

Ms. Hagen will also be entitled to participate in any long-term incentive compensation plans that PGI may implement on the same terms and conditions as other senior executives.  During each fiscal year, Ms. Hagen will receive a long-term incentive grant with a target value determined by PGI’s Compensation Committee based on a total target compensation package of salary, bonus and long-term equity awards.

Upon the expiration of the Agreement, Ms. Hagen will be entitled to receive a “Retirement Incentive” as follows:

(i)    an equity award (the “Retirement Incentive Equity Award”), with the number of shares awarded to be calculated with reference to the average reported closing price of PGI’s Class A Common Stock (the “Common Stock”) over the 40 trading days immediately prior to the expiration date of the Agreement (the “Ending Stock Price”) as shown in the table below:

Ending Stock Price	Number of Shares Awarded
Less than $17.50	20,000
$17.50	20,000
$22.50	40,000
$25.00	55,000
$27.50	75,000
$30.00 or higher	100,000

For an Ending Stock Price that falls between two given points on the table above, the number of shares awarded will be computed using a straight-line interpolation formula set forth in the

Agreement.  If, prior to the expiration of the Agreement, the Common Stock ceases to be publicly traded, the Retirement Incentive Equity Award will convert into a cash award equal to (A) the number of shares that would have been paid assuming the Ending Stock Price is equal to the final closing price of the Common Stock, and (B) the final closing price of the Common Stock (the “Cash Conversion Value”).

(ii)   a cash award (the “Retirement Incentive Cash Award”) equal to (A) 30% of the value of the shares, computed as the Ending Stock Price multiplied by the number of shares awarded, or (B) the Cash Conversion Value, if applicable; provided that the Retirement Incentive Cash Award is neither less than $250,000 nor greater than $1,000,000.

The Company may terminate the Agreement immediately upon Ms. Hagen’s death or disability or with notice of termination to Ms. Hagen at any time, with or without “cause” (as defined in the Agreement).  In addition, the Agreement will terminate upon Ms. Hagen’s resignation.

If the Agreement is terminated by the Company for “cause” or is terminated upon Ms. Hagen’s resignation other than for “good reason” (as defined in the Agreement), Ms. Hagen will be entitled to receive only her base salary through the date of termination or expiration and will not be entitled to receive any other salary, compensation or benefits from the Company or its subsidiaries, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

Upon any termination by the Company of Ms. Hagen’s employment other than for “cause” or upon Ms. Hagen’s resignation with “good reason” during the term of the Agreement, Ms. Hagen will be entitled to receive the Retirement Incentive and severance payments upon specified conditions in the Agreement.  Such severance payments will be equal to (i) the sum of (A) Ms. Hagen’s base salary, and (B) her Bonus Award Target, from the termination or resignation date through the expiration date of the Agreement, (ii) the pro rata portion of her Bonus Award Target from the beginning of the applicable fiscal year through the date of termination or resignation, adjusted for actual performance through the date of termination or resignation, and (iii) any annual bonus for a completed fiscal year that has not yet been paid.

In the event of Ms. Hagen’s disability or death, Ms. Hagen or her heirs, as applicable, will be entitled to receive only her base salary through the date of such event and any annual bonus for a completed fiscal year that has not yet been paid.

The Agreement provides for repayment to the Company by Ms. Hagen of certain cash and equity awards if, prior to or within two years of the termination of Ms. Hagen’s employment, (i) PGI is required to make a material restatement of financial results for years during which Ms. Hagen was an employee and due to actions or inactions by her or of which she had knowledge, or (ii) Ms. Hagen is found to have engaged in misconduct while an employee, which, if discovered at the time would have justified termination for “cause.”

The Agreement also contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Ms. Hagen’s employment and for a minimum of 12 months after any termination thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: April 7, 2010	By:	/s/ Dennis E. Norman
Dennis E. Norman
Chief Financial Officer